EXHIBIT 99.1

SILVERSTAR HOLDINGS REPORTS RESULTS FOR PERIOD ENDED MARCH 31, 2005

BOCA RATON, FL -- (MARKET WIRE) - May 6, 2005 -- Silverstar Holdings, Ltd. (NASDAQ: SSTR) today reported net loss of $0.07 per share for the quarter ended March 31, 2005 and net income of $0.03 per share for the nine-month period.

The Company generated revenues of $250,000 for the quarter with an operating loss of $441,000 or $0.05 per share. For the comparable period in 2004, revenues were $358,000 with operating loss of $388,000 or $0.04 per share. Revenues decreased primarily as a result of fewer races being held in 2005 versus the comparable period in 2004, thereby shifting the timing for the recognition of revenues and operating profit. Non-cash foreign currency losses accounted for $319,000 for the quarter compared to a gain of $365,000 in 2004. Interest income was $125,000 for the current quarter compared to $147,000 in 2004. Due to the fluctuation in foreign currency gains and losses, net losses for the current quarter were $647,000 or $0.07 per share compared to a profit of $89,000 or $0.01 per share in 2004.

For the nine-month period, the Company generated revenues of $1,365,000 with net income of $266,000 or $0.03 per share. For the comparable period in 2004, revenues were $1,833,000 with net income of $870,000. The decrease is the result of the discontinuation of the non-profitable merchandise division in 2004, fewer races held in 2005 thereby shifting the timing for the recognition of revenues and operating profit, as well as a decrease in subscribers. Non-cash foreign currency gains accounted for $222,000 for the current period compared to $1,184,000 in 2004. Interest income was $447,000 for the current period compared to $478,000 in 2004.

Due primarily to the fluctuations in the Company's unrealized foreign currency gain, there was a net loss in the three-month and a decrease in net income in the nine-month period ending March 31, 2005 as compared to the same periods in 2004. The Company anticipates that these fluctuations will moderate due to reduced cash balances held in South African Rand and its acquisition of financial instruments to more effectively manage its remaining currency exposure.

Clive Kabatznik, Chief Executive Officer of Silverstar Holdings said, "The results for the period ending March 31, 2005 reflect solely our Fantasy Sports operations. Historically, the March quarter is seasonally the weakest for this business. However, year to date Fantasy Sports continues to improve its operating profitability." Mr. Kabatznik continued, "Our acquisition of Strategy First, which was completed on April 21st, 2005, will result in significant increases in revenues in the upcoming quarters. We believe that as we integrate Strategy First's operations and work to enhance its business, it will contribute to increased shareholder value."

"Silverstar has in excess of $9 million in financial assets, of which approximately $5 million is cash, with no appreciable debt at the corporate level. We are moving forward on our strategic plan to become an owner and operator of a broad range of fee-based electronic game companies. Our strong balance sheet provides us a platform to continue to seek additional growth opportunities both organically and through acquisition to further implement our strategic plan, " Mr. Kabatznik concluded.

ABOUT SILVERSTAR HOLDINGS

Silverstar Holdings Ltd. is a publicly traded company, focusing on acquiring controlling positions in high growth fee-based electronic game businesses that stand to benefit from the economies of scale generated by Internet and other technology related platforms. It currently owns Fantasy Sports, Inc., a dominant provider of fee based NASCAR related and other fantasy sports games, Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com



The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.


                            SILVERSTAR HOLDINGS, LTD.
                       CONSOLIDATED STATEMENT OF EARNINGS

                                       QUARTER ENDED      QUARTER ENDED
                                       MARCH 31, 2005     MARCH 31, 2004
                                       --------------     --------------


Revenues                               $   249,851        $   357,545
--------------------------------------------------------------------------------
Currency Gain (loss)                     ($318,702)       $   365,268
--------------------------------------------------------------------------------
Interest Income                        $   124,699        $   146,824
--------------------------------------------------------------------------------
Net Income (loss)                        ($646,849)       $    88,595
--------------------------------------------------------------------------------
Net Income (loss) Per Share                 ($0.07)       $      0.01
--------------------------------------------------------------------------------
Weighted Average Number of Shares
Outstanding                              8,703,081          8,630,513
--------------------------------------------------------------------------------

                            SILVERSTAR HOLDINGS, LTD.
                       CONSOLIDATED STATEMENT OF EARNINGS

                                       NINE MONTHS ENDED   NINE MONTHS ENDED
                                       MARCH 31, 2005      MARCH 31, 2004
                                       --------------      --------------


Revenues                               $1,365,486          $1,833,236
--------------------------------------------------------------------------------
Currency Gain                          $  221,628          $1,184,174
--------------------------------------------------------------------------------
Interest Income                        $  447,496          $  478,028
--------------------------------------------------------------------------------
One-Time Bad Debt Recovery             $  160,318                   -
--------------------------------------------------------------------------------
Net Income                             $  265,641          $  870,204
--------------------------------------------------------------------------------
Net Income Per Share                   $     0.03          $     0.10
--------------------------------------------------------------------------------
Weighted Average Number of Shares
Outstanding                             8,698,036           8,547,506
--------------------------------------------------------------------------------